July 16, 2009

Dear Shareholder,

This letter summarizes some important information for our shareholders regarding a proposed prepackaged plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”) that we presented to holders of our trust preferred securities (“TruPS”) today for their approval.

In our last shareholder letter, we told you that we were unable to obtain the necessary consent of the holders of our TruPS to a plan of restructuring of our TruPS obligations that would have allowed us to convert indebtedness issued pursuant to the TruPS into shares of our noncumulative perpetual preferred stock. Since the vote on that plan was concluded, we have been focusing on preparing the Plan of Reorganization to present to the holders of our TruPS, which is described in more detail below.

Under the Plan of Reorganization, approximately $105.3 million of high-interest cumulative indebtedness would be exchanged for 55,624 shares of Series A 7% fixed rate perpetual noncumulative preferred stock with a stated value of $1,000 per share (“Series A Preferred”) and 4,376 shares of Series B 7% fixed rate convertible perpetual preferred stock with a stated value of $1,000 per share (“Series B Preferred” and, together with Series A Preferred, the “Company Preferred”). Each share of our Series B Preferred would be convertible into 4,000 shares of our common stock only upon the consummation of a merger transaction involving the company. The Company Preferred would have no stated redemption date and holders could never force us to redeem it. Further, because dividends would be noncumulative, we would only be required to pay such dividends as we choose to declare from time to time, in our own discretion, subject to regulatory approval. The effects of the Plan of Reorganization, if it is approved by TruPS holders and confirmed by the Bankruptcy Court, would be to improve our earnings by eliminating the interest burden on us associated with the TruPS-related indebtedness, and to significantly improve our capital position.

Under the Plan of Reorganization, your interests as common shareholders would not be impaired and, in fact, you would receive the benefit of our enhanced capital position resulting from the conversion of our outstanding TruPS indebtedness into preferred equity upon the restructuring. If all Series B Preferred shareholders were to convert their shares in connection with a merger, they would own slightly less than 50% of our outstanding common stock and have a right to participate at that level in any merger consideration paid to acquire our company.

The TruPS holders have until August 17, 2009 to vote on the Plan of Reorganization. If we are successful in completing the reorganization outlined above, we will immediately recommence our efforts to find a business combination partner with the assistance of our investment banker.

While it has been a long and difficult journey to reach this point, we are encouraged by the opportunity to restructure the trust preferred securities and move the company forward. We will continue to provide updates to you when we have the results of the above-described vote on the Plan of Reorganization, or any other important information about us that arises.

For additional information about the company, including our SEC filings, shareholder letters and other company news, please visit www.cibmarine.com.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008.